Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Intelsat, Ltd.

We consent to the use of our report included herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

July 31, 2006